EXHIBIT 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	Lippert/Heilshorn & Assoc.	Pacific Ethanol, Inc.
866-508-4969	415-433-3777	503-235-8241
Investorrelations@pacificethanol.net		paulk@pacificethanol.net

PACIFIC ETHANOL, INC. REPORTS
SECOND QUARTER 2011 FINANCIAL RESULTS

●	Record net sales and total gallons sold

	o	Net sales for the second quarter of 2011 grew 180% over the same period in 2010

	o	Total gallons sold for the second quarter of 2011 increased 54% over the same period in 2010

●	Adjusted EBITDA for the second quarter of 2011 improved to $1.2 million from a loss of $6.7 million in the same period of 2010

Sacramento, CA, July 28, 2011 – Pacific Ethanol, Inc. (NASDAQ: PEIX), the leading marketer and producer of low-carbon renewable fuels in the Western United States, reported its financial results for the three- and six-month periods ended June 30, 2011.

Neil Koehler, the company’s president and CEO, stated: “In the second quarter of 2011, Pacific Ethanol achieved the highest revenues and gallons sold in our company’s history.  We have recorded our eighth consecutive quarter of growth in gallons sold, delivering a compound annual growth rate of 70 percent. These results reflect the strength of our diversified business strategy with strong performance in our marketing business, margin improvements at the Pacific Ethanol plants, and solid recurring revenues from our asset management business.  Overall ethanol market conditions continue to improve, as demonstrated by stronger producer margins in July and we are well-positioned to generate positive operating income.”

Financial Results for the Three Months Ended June 30, 2011
Net sales were at an all-time high of $214.6 million for the second quarter of 2011, compared to $76.8 million for the second quarter of 2010. Total gallons sold were 100.6 million for the second quarter of 2011, an increase of 54% over the 65.4 million gallons sold in the second quarter of 2010. The increase in net sales was primarily driven by the continued strength in Kinergy’s marketing business with a 49% increase in third party gallons sold and a 67% increase in average sales price per gallon. In addition, the second quarter 2011 results include the impact of the Stockton plant being in operation whereas it was idled during the second quarter of 2010.

Gross profit was $1.3 million for the second quarter of 2011, compared to a gross loss of $2.7 million in the second quarter of 2010. The increase in gross profit was attributable to an improving commodity margin environment and the contribution from the three Pacific Ethanol plants that were operational during the period. SG&A expenses, including professional fees, were $4.1 million in the second quarter of 2011, compared to $3.2 million for the second quarter of 2010 when $2.7 million of the professional fees were recorded as reorganization costs. Operating loss for the second quarter of 2011 improved to $2.8 million from $5.9 million for the same period in 2010.

During the second quarter of 2011, the company recorded a non-cash gain of $1.9 million for fair value adjustments on convertible notes and warrants, representing the company’s quarterly fair value adjustments. The company anticipates that it will continue to revalue the convertible notes and warrants on a quarterly basis.

Net income available to common stockholders for the second quarter of 2011 was $435,000, compared to net income of $107.8 million for the second quarter of 2010, which included a gain from bankruptcy exit of $119.4 million. Adjusted EBITDA, which excludes the fair value adjustments and gain from bankruptcy exit, improved to $1.2 million for the second quarter of 2011 from a loss of $6.7 million in the second quarter of 2010.

Financial Results for the Six Months Ended June 30, 2011
For the six months ended June 30, 2011, net sales were $387.7 million, compared to $148.0 million in the same period in 2010. For the first six months of 2011, net income available to common stockholders was $141,000, compared to $96.1 million in the same period in 2010, which included the non-cash gain from bankruptcy exit of $119.4 million. Adjusted EBITDA for the first six months of 2011 was a positive $2.7 million, an improvement from a loss of $13.2 million for the first six months of 2010.

Earnings Call
Management will host a conference call at 2:00 p.m. PT/5:00 p.m. ET today, Thursday, July 28, 2011. Neil Koehler, Chief Executive Officer, and Bryon McGregor, Chief Financial Officer will deliver prepared remarks and conduct a slide presentation via webcast followed by a question and answer session. To listen to the conference call, United States callers may dial (877) 847-6066 up to ten minutes prior to the scheduled call time. International callers should dial 00-1-(970) 315-0267. The access code will be 85112183#.

The webcast for the call can be accessed from Pacific Ethanol’s website at www.pacificethanol.net. If you are unable to participate, the webcast will be archived for replay on Pacific Ethanol’s website for one year. In addition, a telephonic replay will be available beginning at 8:00 p.m. ET on Thursday, July 28, 2011 through 11:59 p.m. ET on Wednesday, August 3, 2011. To access the replay, please dial (855) 859-2056. International callers should dial 00-1-(404) 537-3406. The pass code will be 85112183#.

Reconciliation of Adjusted EBITDA to Net Income (Loss)
Management believes that certain financial measures not in accordance with generally accepted accounting principles (“GAAP”) are useful measures of operations. The company defines Adjusted EBITDA as unaudited earnings before interest, taxes, depreciation and amortization, fair value adjustments and gain from bankruptcy exit. The table at the end of this release provides a reconciliation of Adjusted EBITDA to net income (loss) attributed to Pacific Ethanol, Inc. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company’s performance on a period-over-period basis. Adjusted EBITDA is not a measure of financial performance under GAAP, and should not be considered an alternative to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

About Pacific Ethanol, Inc.
Pacific Ethanol, Inc. (NASDAQ: PEIX) is the leading marketer and producer of low-carbon renewable fuels in the Western United States. Pacific Ethanol also sells co-products, including wet distillers grain (WDG), a nutritional animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Nevada, Arizona, Oregon, Colorado, Idaho and Washington. Pacific Ethanol has a 20% ownership interest in New PE Holdco LLC, the owner of four ethanol production facilities. Pacific Ethanol operates and manages the four ethanol production facilities, which have a combined annual production capacity of 200 million gallons. The facilities in operation are located in Boardman, Oregon, Burley, Idaho and Stockton, California, and one idled facility is located in Madera, California. The facilities are near their respective fuel and feed customers, offering significant timing, transportation cost and logistical advantages. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets ethanol from Pacific Ethanol’s managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. For more information please visit www.pacificethanol.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release including, without limitation, the ability of Pacific Ethanol to continue as the leading marketer and producer of low-carbon renewable fuels in the Western United States; Pacific Ethanol’s view that market conditions continue to improve; and Pacific Ethanol’s view of its position to generate positive operating income are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Pacific Ethanol refers you to the “Risk Factors” section contained in its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2011 and in its most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 13, 2011.

(Tables follow)

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net sales	$214,593	$76,758	$387,741	$148,048
Cost of goods sold	213,310	79,487	383,894	153,825
Gross profit (loss)	1,283	(2,729)	3,847	(5,777)
Selling, general and administrative expenses	4,059	3,177	8,247	6,333
Loss from operations	(2,776)	(5,906)	(4,400)	(12,110)
Fair value adjustments on convertible debt and warrants	1,929	—	2,855	—
Loss on extinguishments of debt	—	(544)	—	(2,159)
Interest expense, net	(3,628)	(1,271)	(7,266)	(2,863)
Other expense, net	(200)	(421)	(543)	(466)
Loss before reorganization costs, gain from bankruptcy exit and income taxes	(4,675)	(8,142)	(9,354)	(17,598)
Reorganization costs	—	(2,714)	—	(4,153)
Gain from bankruptcy exit	—	119,408	—	119,408
Provision for income taxes	—	—	—	—
Net income (loss)	(4,675)	108,552	(9,354)	97,657
Net loss attributed to noncontrolling interest in variable interest entity	(5,425)	—	(10,122)	—
Net income attributed to Pacific Ethanol	$750	$108,552	$768	$97,657
Preferred stock dividends	$(315)	$(798)	$(627)	$(1,588)
Income available to common stockholders	$435	$107,754	$141	$96,069
Net income per share, basic	$0.03	$10.95	$0.01	$10.61
Net income per share, diluted	$0.03	$10.01	$0.01	$9.71
Weighted-average shares outstanding, basic	16,768	9,842	15,183	9,057
Weighted-average shares outstanding, diluted	16,768	10,847	15,183	10,062

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

ASSETS	June 30, 2011	December 31, 2010
Current Assets:
Cash and cash equivalents	$9,832	$8,736
Accounts receivable, net	34,281	25,855
Inventories	20,851	17,306
Prepaid inventory	6,141	2,715
Other current assets	2,057	2,712
Total current assets	73,162	57,324
Property and equipment, net	164,483	168,976
Other Assets:
Intangible assets, net	4,920	5,382
Other assets	2,135	2,401
Total other assets	7,055	7,783
Total Assets	$244,700	$234,083

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

LIABILITIES AND STOCKHOLDERS’ EQUITY	June 30, 2011	December 31, 2010
Current Liabilities:
Accounts payable – trade	$9,853	$6,472
Accrued liabilities	2,783	3,251
Current portion – long-term debt	26,384	38,108
Total current liabilities	39,020	47,831

Long-term debt, net of current portion	100,190	84,981
Accrued preferred dividends	6,677	6,050
Other liabilities	2,723	7,406
Total Liabilities	148,610	146,268
Commitments and Contingencies
Stockholders’ Equity:
Pacific Ethanol, Inc. Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: 0 shares issued and outstanding as of June 30, 2011 and December 31, 2010 Series B: 927 shares issued and outstanding as of June 30, 2011 and December 31, 2010	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 19,511 and 12,918 shares issued and outstanding as of June 30, 2011 and December 31, 2010, respectively	20	13
Additional paid-in capital	522,872	504,623
Accumulated deficit	(511,653)	(511,794)
Total Pacific Ethanol, Inc. Stockholders’ Equity (Deficit)	11,240	(7,157)
Noncontrolling interest in variable interest entity	84,850	94,972
Total Stockholders’ Equity	96,090	87,815
Total Liabilities and Stockholders’ Equity	$244,700	$234,083

Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands) (unaudited)	2011	2010	2011	2010
Net income attributed to Pacific Ethanol	$750	$108,552	$768	$97,657
Adjustments:
Interest expense*	1,447	1,271	2,981	2,863
Interest income*	─	─	─	─
Fair value adjustments	(1,929)	─	(2,855)	─
Gain from bankruptcy exit	─	(119,408)	─	(119,408)
Depreciation and amortization expense*	897	2,847	1,769	5,708
Total adjustments	415	(115,290)	1,895	(110,837)
Adjusted EBITDA	$1,165	$(6,738)	$2,663	$(13,180)
________________
* Adjusted for noncontrolling interest in variable interest entity for the three and six months ended June 30, 2011.

Commodity Price Performance
	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited)	2011	2010	2011	2010
Ethanol production gallons sold (in millions)	38.1	23.5	75.0	43.2
Ethanol third party gallons sold (in millions)	62.5	41.9	110.1	80.9
Total ethanol gallons sold (in millions)	100.6	65.4	185.1	124.1

Ethanol average sales price per gallon	$2.79	$1.67	$2.67	$1.74
Corn cost – CBOT equivalent	$7.30	$3.55	$6.96	$3.62

Total co-product tons sold (in thousands)	353.6	207.2	694.2	403.8
Co-product return % (1)	22.3%	22.7%	22.5%	21.9%
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 (1) Co-product revenue as a percentage of delivered cost of corn.

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